FOR IMMEDIATE RELEASE

October 29, 2024

For More Information

Kathryn Shrout Mistich, Vice President, Investor Relations Manager

504.539.7836 or kathryn.mistich@hancockwhitney.com

Hancock Whitney Names Moses Feagin to Its Holding Company Board

Veteran power company executive to help guide company’s continued Gulf South growth

GULFPORT, Miss. (October 29, 2024) — Hancock Whitney Corporation (Nasdaq: HWC) has appointed Alabama Power executive Moses Feagin to become the newest member of the boards of directors of Hancock Whitney Corporation and its wholly-owned subsidiary, Hancock Whitney Bank, effective November 15, 2024.

Hancock Whitney Corporation is the parent company of Hancock Whitney Bank, a full-service financial institution with corporate offices and financial centers serving communities across the greater Gulf South.

Feagin currently serves as Executive Vice President, Treasurer, and Chief Financial Officer for Alabama Power in Birmingham, Alabama, a subsidiary of the Atlanta, Georgia, based Southern Company. At Alabama Power, he oversees the finance, accounting, and treasury departments as well as regulatory affairs.

“During his 35-year career, Moses Feagin has established an outstanding record of achievement in helping grow the nation’s second largest utilities company throughout the region. We believe his executive leadership expertise and first-hand knowledge of the communities Hancock Whitney serves will prove essential as he, our other board members, executives, and associate teams move our organization successfully into our next one-and-a-quarter century according to the core values our founders set forth,” said Hancock Whitney Chairman of the Board Jerry L. Levens.

Hancock Whitney — consistently rated one of America’s strongest, safest financial institutions by BauerFinancial, Inc. — celebrated the 125th anniversary of the bank’s 1899 charter earlier this month.

More about Moses Feagin

Feagin began his Southern Company career in 1987 at Alabama Power as a junior accountant, rising over the next 12 years to positions of increased responsibility and leadership to become Alabama Power’s accounting operations manager.

In 2000, he moved to Southern Company Services as a generation accounting manager, where he led the effort to establish the Southern Power Company accounting and budget organization. He was elected Comptroller of Mississippi Power in 2005 and Vice President and Comptroller of Alabama Power in 2008. He became the Chief Financial Officer for Mississippi Power in 2010 and the Chief Financial Officer for Alabama Power in 2023.

A Montgomery, Alabama, native, Feagin holds a bachelor’s degree in accounting from The University of Alabama. The Certified Management Accountant completed the Executive Finance and Accounting Program at Wharton School at the University of Pennsylvania. He is a graduate of Leadership Birmingham and Leadership Gulf Coast and a member of the Institute of Management of Accountants and 100 Black Men of America.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, and Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; and mortgage services. The company also operates combined loan and deposit production offices in the greater metropolitan areas of Nashville, Tennessee and Atlanta, Georgia. More information is available at www.hancockwhitney.com.

Post Office Box 4019 Gulfport, Mississippi 39501 1.800.448.8812 hancockwhitney.com